Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SETTLEMENT AND PATENT LICENSE AGREEMENT

This Settlement and Patent License Agreement (including all exhibits hereto, this “Agreement”) is made and entered into as of September 20, 2024 (the “Effective Date”) by and between Continuous Composites Inc., a corporation organized and existing under the laws of Delaware having its principal place of business at 216 E. Coeur d’Alene Ave., Coeur d’Alene ID 83814 (“CCI”) and Markforged, Inc., a corporation organized and existing under the laws of Delaware having its principal place of business at 60 Tower Road, Waltham, MA 02451 (“Markforged”). CCI and Markforged are individually referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Parties are currently engaged in the Lawsuit (as defined below) and wish to settle, resolve, dismiss and/or terminate the Lawsuit on the terms and conditions agreed herein, without any admission of liability or acquiescence of either Party in the matter; and

WHEREAS, the Parties desire to enter into a definitive settlement agreement on the terms and conditions agreed herein.

NOW, THEREFORE, in consideration for the mutual covenants, terms, and agreements herein contained, and other good and valuable consideration, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms will have the following meanings:

(a) “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Party.

(b) “Control, “Controlled,” “Controlling’’ and other grammatical variations thereof, of a Person means ownership, directly or indirectly, of fifty percent (50%) or more of the voting equity of such Person or, in the case of a non-corporate Person, equivalent interests.

(c) “CCI Patents” means any and all Patents that are, now or hereafter, directly or indirectly owned or licensable by CCI and/or its Affiliates and that claim, in whole or in part, priority from or the benefit of the filing date of any Patent filed on or before December 31, 2027 or with an effective date on or before December 31, 2027. For the avoidance of doubt, CCI Patents include without limitation, U.S. Patent Nos. 9,511,543; 9,987,798; 10,744,708; 10,759,109; 11,173,660; 11,577,455; 11,584,069; and 11,590,699, and any and all patents within the same patent family worldwide.

(d) “CCI Products” means any product (including hardware, materials, and software) or services designed by CCI or its Affiliates before the Effective Date and the natural evolutions of such products or services using the same or substantially similar technology made, to be made, had made, or otherwise procured, sold directly and indirectly, to be sold, have sold, offered for sale, to be offered for sale, have offered for sale, advertised or otherwise disposed of or exploited by or on behalf of CCI (directly or through its Affiliates) at any point in time anywhere in the world. Notwithstanding anything to the contrary in this Agreement, CCI Products shall not include products or components that utilize fused filament fabrication technology.

(e) “CCI Third Parties” means vendors, suppliers, manufacturers, developers, distributors, contractors, customers and end-users of CCI or its Affiliates, but only in their capacities as such with respect to CCI Products.

(f) “Patents” mean (i) all classes and/or types of patents throughout the world, including utility patents, utility models, design patents, invention certificates, reexamination certificates, reissues and renewals as well as foreign counterparts thereof, and (ii) all applications (including provisional and non-provisional applications), continuations, divisionals, continuations-in-part, reissues, renewals, re-examinations, as well as foreign counterparts thereof. The term “Patent’’ may be used to refer to one of such Patents.

(g) “Person” means any individual, trust, corporation, partnership, joint venture, limited liability company, association, joint stock company, unincorporated organization or other legal entity or any governmental entity or any department, agency or political subdivision thereof.

(h) “Lawsuit” means Continuous Composites, Inc. v. Markforged, Inc., Case No. C.A. No. 21-998-MN pending in the United States District Court for the District of Delaware.

(i) “Markforged Patents” means any and all Patents that are, now or hereafter, directly or indirectly owned or licensable by Markforged and/or its Affiliates and that claim, in whole or in part, priority from or the benefit of the filing date of any Patent filed on or before December 31, 2027 or with an effective date on or before December 31, 2027.

(j) “Markforged Products” means any product (including hardware, materials, and software) or services designed by Markforged or its Affiliates before the Effective Date and the natural evolutions of such products or services using the same or substantially similar technology made, to be made, had made, or otherwise procured, sold directly and indirectly, to be sold, have sold, offered for sale, to be offered for sale, have offered for sale, advertised or otherwise disposed of or exploited by or on behalf of Markforged (directly or through its Affiliates) at any point in time anywhere in the world.

(k) “Markforged Third Parties” means vendors, suppliers, manufacturers, developers, distributors, contractors, customers and end-users of Markforged or its Affiliates, but only in their capacities as such with respect to Markforged Products.

(l) “Third Party” means any Person other than a Party or a Party’s Affiliate.

2. COVENANTS AND RELEASES.

(a) Release by CCI. CCI releases Markforged and its officers, directors, managers, members, employees, and agents from any and all liability resulting from any and all claims known or unknown, suspected or unsuspected, arising in whole or in part prior to the Effective Date (except for representations and obligations expressly included in this Agreement).

(b) Release by Markforged. Markforged releases CCI and its officers, directors, managers, members, employees, and agents from any and all liability resulting from any and all claims known or unknown, suspected or unsuspected, arising in whole or in part prior to the Effective Date (except for representations and obligations expressly include in this Agreement).

(c) Covenants Not to Sue.

(i) CCI’s Covenant.

(A) CCI, on behalf of itself and its Affiliates, hereby covenants not to directly or indirectly sue, bring an action or participate in any action of any type before any legal, judicial, arbitration, executive or administrative body or tribunal against Markforged or its Affiliates or any manufacturer, supplier, distributor, dealer or customer (in their capacity as such) of Markforged or its Affiliates except to enforce this Agreement for a period of three years from the Effective Date.

(B) During the period of three years from the Effective Date, CCI shall not, and shall cause its Affiliates not to, directly or indirectly, initiate or participate in any proceeding (including, without limitation, any declaratory judgment action or inter partes review, post grant review, reexamination, or opposition proceedings) challenging the ownership, validity, enforceability, or patentability of any of the Markforged Patents. Nor shall any CCI voluntarily assist or support any other Person in connection with any such challenge to the ownership, validity, enforceability, or patentability of any of the Markforged Patents, or infringement of the Markforged Patents, including by (A) cooperating with, paying for or advocating on behalf of such challenge or Person, (B) providing to or identifying for such other Person, or making any public statements concerning, any prior art relating to such Patents, or (C) making any public statements concerning the prosecution history, validity or enforceability of such Patents.

(C) The foregoing covenant shall run with title or interest to the CCI Patents and shall bind any Third Party that acquires an ownership or a permitted interest in any CCI Patent (including any CCI Affiliate that becomes a Third Party). CCI shall inform any such Third Party of the foregoing covenant, and shall obtain its agreement to be bound by said covenant before any transaction impacting a permitted interest in any CCI Patent and include a provision in the applicable assignment or other agreement binding said Third Party to the above covenants.

(ii) Markforged’s Covenant.

(A) Markforged, on behalf of itself and its Affiliates, hereby covenants not to directly or indirectly sue or bring an action or participate in any action of any type before any legal, judicial, arbitration, executive or administrative body or tribunal against CCI or any manufacturer, supplier, distributor, dealer or customer (in their capacity as such) of CCI or its Affiliates except to enforce this Agreement for a period of three years from the Effective Date.

(B) During the period of three years from the Effective Date, Markforged shall not, and shall cause its Affiliates not to, directly or indirectly, initiate or participate in any proceeding (including, without limitation, any declaratory judgment action or inter partes review, post grant review, reexamination, or opposition proceedings) challenging the ownership, validity, enforceability, or patentability of any of the CCI Patents or any and all Patents that are, now or hereafter, directly or indirectly owned or licensable by CCI and/or its Affiliates. Nor shall any Markforged voluntarily assist or support any other Person in connection with any such challenge to the ownership, validity, enforceability, or patentability of any of the CCI Patents, or infringement of the CCI Patents, including by (A) cooperating with, paying for or advocating on behalf of such challenge or Person, (B) providing to or identifying for such other Person, or making any public statements concerning, any prior art relating to such Patents, or (C) making any public statements concerning the prosecution history, validity or enforceability of such Patents.

(C) The foregoing covenant shall run with title or interest to the Markforged Patents and shall bind any Third Party that acquires an ownership or a permitted interest in any Markforged Patent (including any Markforged Affiliate that becomes a Third Party). Markforged shall inform any such Third Party of the foregoing covenant, and shall obtain its agreement to be bound by said covenant before any transaction impacting a permitted interest in any Markforged Patent and include a provision in the applicable assignment or other agreement binding said Third Party to the above covenants.

(d) Licenses.

(i) Subject to the terms and conditions of this Agreement, CCI on behalf of itself and its Affiliates hereby grants to Markforged and its Affiliates, as of the Effective Date, a perpetual, irrevocable, fully paid-up, royalty-free, non-exclusive, non-sublicensable, non-transferable (except as permitted under Section 5), worldwide license to the CCI Patents to develop, have developed, make, have made, use, offer to sell, have sold, have offered for sale, advertise, sell directly and indirectly, export, import, distribute, lease or otherwise dispose of or exploit the Markforged Products, solely during the Term. For purposes of clarity, any license rights granted herein shall terminate upon expiration of the Term.

(ii) Subject to the terms and conditions of this Agreement, Markforged on behalf of itself and its Affiliates hereby grants to CCI and its Affiliates, as of the Effective Date, a perpetual, irrevocable, fully paid-up, royalty-free, non-exclusive, non-sublicensable, non-transferable (except as permitted under Section 5), worldwide license to the Markforged Patents to develop, have developed, make, have made, use, offer to sell, have sold, have offered for sale, advertise, sell directly and indirectly, export, import, distribute, lease or otherwise dispose of or exploit the CCI Products, solely during the Term. For purposes of clarity, any license rights granted herein shall terminate upon expiration of the Term.

(e) Express and Informed Releases. The releases in this Agreement include an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law. In this connection, the Parties acknowledge that they may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. The Parties hereto further acknowledge that they have negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs and expenses, and the Parties hereto voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general or specific releases. Specifically, each Party hereby expressly waives any rights it may have under California Civil Code Section 1542 (or any other similar law in any jurisdiction), which provides that: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

3. PAYMENT, TAX MATTERS, AND DISMISSAL OF LITIGATION.

(a) Payment.

(i) Payment. Markforged will pay to CCI by wire transfer to the account below a total of twenty-five million U.S. dollars ($25,000,000) as follows (“Payment”):

(A) Eighteen million U.S. dollars ($18,000,000) within thirty (30) days from the Effective Date or within fourteen (14) days from Markforged’s receipt of the documents and information set forth in Section 3(a)(ii) from CCI, whichever is later;

(B) One million U.S. dollars ($1,000,000) by December 15, 2025;

(C) Two million U.S. dollars ($2,000,000) by December 15, 2026; and

(D) Four million U.S. dollars ($4,000,000) by December 15, 2027.

(ii) On or prior to the Effective Date, CCI shall deliver to Markforged a properly completed Internal Revenue Service Form W-9 executed by CCI.

Account Number:

Bank Name:

Bank Address:

Routing Number:

Beneficiary Account Name:

(b) Tax Matters.

(i) Each Party is solely responsible for any duties, taxes, and levies to which it is subject as a result of the Payment. The Parties agree that they will bear their own costs and attorneys’ fees relating to or arising from the Lawsuit and the negotiation of this Agreement.

(c) Dismissal of Litigation. Within five (5) court days after the Effective Date, the Parties will cause their respective counsel to execute and file a joint motion to stay the Litigation. Within (5) court days after Continuous Composites receives the payment set forth in Section 3(a)(i)(A), the Parties will cause their respective counsel to execute and file a stipulated motion in the form set forth in Exhibit A dismissing with prejudice all claims and counterclaims against the Parties in the Lawsuit (the “Dismissal Motion”). The Parties agree that they will bear their own costs and attorneys’ fees relating to or arising from the Lawsuit.

4. TERM AND TERMINATION.

(a) Term. The term of this Agreement will commence upon the Effective Date and will continue until the last to expire of the CCI Patents or Markforged Patents (the “Term”). As a condition to the Effective Date, Markforged shall deliver a duly executed counterpart to the Security Agreement attached hereto as Exhibit B.

(b) Termination. This Agreement may only be terminated by mutual written agreement of the Parties.

(c) Remedies. With the exception of breaches of Section 6(b) and Section 6(c), the sole remedies for breach of this Agreement is a claim for breach of contract or specific performance to enforce the terms of this contract, such as enforcement of the covenants not to sue, to require dismissal of the Lawsuit, or payment of unpaid fees. The sole remedy for breach of nonpayment is a breach of contract claim for any unpaid fees and interest calculated using the prime rate, except that in the event such action or proceeding is brought, the prevailing Party in such action or proceeding shall be entitled to recover reasonable attorneys’ fees, costs, and expenses from the non-prevailing Party, including such fees, costs, and expenses relating to any appeal

(d) Survival. Any provisions of this Agreement remaining to be performed in whole or in part, capable of taking effect following the expiration or termination, or which by its nature is contemplated to survive the expiration or termination of this Agreement will survive and continue in force and effect despite the expiration or termination.

5. ASSIGNMENT.

(a) Binding Effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their permitted successors and assigns.

(b) Limitations on Assignment. Except as expressly permitted in this Section, neither Party, including any of its Affiliates, may grant or assign any rights or delegate any duties under this Agreement to any Third Party (including by way of a change of control) without the prior written consent of the other Party.

(c) Permitted Assignment.

(i) Either Party or any of its Affiliates may assign its rights under this Agreement, in whole, without the other Party’s prior written consent in connection with a merger, acquisition, change of control or reorganization or as part of a sale, transfer, or spin-off of all or substantially all of its business or assets relating to its products and services that are the subject of this Agreement (i.e., the Markforged Products or the CCI Products, as applicable) (a “Divestiture”), provided that, the rights of the Party and/or its Affiliate so assigned, including any covenants, licenses, and releases, only extend to its products that are the subject of licenses and the covenants not to sue under this Agreement (i.e., the Markforged Products or the CCI Products, as applicable) and will not extend to any products, services or activities conducted by the Third Party acquirer or any of its Affiliates prior to, on or after the effective date of the Divestiture. Notwithstanding anything to the contrary in this Agreement, no covenant not to sue or license granted in this Agreement will extend to any Patents of a Third Party acquirer or any of its Affiliates.

(ii) Notwithstanding the foregoing, neither Party nor any of its Affiliates will assign or otherwise transfer any right hereunder to any Third Party under Section 5(c)(i) unless (A) such sale or assignment is subject to all of the terms and conditions of this Agreement; and (B) such Third Party executes an agreement agreeing to be bound by all of the terms and conditions of this Agreement with respect to the rights being transferred or assigned.

(d) Unpermitted Assignment Void. Any attempted transfer, license, assignment, or grant in contravention of this Section 5 will be null and void.

6. MISCELLANEOUS PROVISIONS.

(a) Representations and Warranties.

(i) CCI Representations. CCI, on behalf of itself and its Affiliates, represents and warrants, as of the Effective Date, that: (i) CCI and/or its Affiliates owns or controls the CCI Patents; (ii) CCI has the exclusive right to grant the covenants, licenses, and releases, on behalf of itself and its Affiliates, with respect to the CCI Patents of the full scope set forth herein; (iii) CCI and/or its Affiliates have not assigned or otherwise transferred to any Third Party any rights to the CCI Patents that would prevent CCI and/or its Affiliates from conveying the full scope of rights set forth herein; (iv) CCI and/or its Affiliates have not assigned or otherwise transferred any rights (including financial interests, but excluding non-exclusive licenses) to a patent or patent application that CCI and/or its Affiliates asserted against Markforged and/or its Affiliates in the Lawsuits; (v) the person executing this Agreement on behalf of CCI and its Affiliates has the full right and authority to enter into this Agreement on behalf of CCI and its Affiliates; and (vi) that CCI has not transferred any rights to any CCI Patent since the filing of the Lawsuit.

(ii) Markforged Representations. Markforged, on behalf of itself and its Affiliates, represents and warrants, as of the Effective Date, that: (i) Markforged and/or its Affiliates owns or controls the Markforged Patents; (ii) Markforged has the exclusive right to grant the covenants, licenses, and releases, on behalf of itself and its Affiliates, with respect to the Markforged Patents of the full scope set forth herein; (iii) Markforged and/or its Affiliates have not assigned or otherwise transferred to any Third Party any rights to the Markforged Patents that would prevent Markforged and/or its Affiliates from conveying the full scope of rights set forth herein; (iv) Markforged and/or its Affiliates have not assigned or otherwise transferred any rights (including financial interests, but excluding non-exclusive licenses) to a patent or patent application that is the subject of this Agreement; (v) the person executing this Agreement on behalf of Markforged and its Affiliates has the full right and authority to enter into this Agreement on behalf of Markforged and its Affiliates; and (vi) that Markforged has not transferred any rights to any Markforged Patent since the filing of the Lawsuit.

(iii) Exclusions and Disclaimers. Nothing contained in this Agreement will be construed as: (A) an agreement by either Party to bring or prosecute actions or suits against Third Parties for infringement, or conferring any right to the other Party to bring or prosecute actions or suits against Third Parties for infringement; (B) conferring any right to the other Party to use in advertising, publicity, or otherwise, any trademark, trade name or names of either Party, or any contraction, abbreviation or simulation thereof without the prior written consent of the other Party; or (C) conferring by implication, estoppel or otherwise, upon either Party, any right (including a license) under any Patents except for the rights expressly granted hereunder.

(iv) Legal Proceedings. The Parties represent and warrant that there are no legal proceedings between the Parties, and their respective Affiliates, other than the Lawsuit.

(b) Confidentiality.

(i) Either Party may disclose the existence of this Agreement to Third Parties without the written consent of the other Party, but neither Party will disclose the terms of this Agreement except:

(A) with the prior written consent of the other Party;

(B) to any governmental body having jurisdiction and specifically requiring such disclosure;

(C) in response to a valid subpoena or as otherwise may be required by law, provided however, that any production would be protected under an “Outside Attorneys Eyes Only” or higher confidentiality designation;

(D) to a Party’s accountants, legal counsel, tax advisors and other financial, legal and other professional advisors who need to know the terms of this Agreement, subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein;

(E) pursuant to a request for production, court rule, or as otherwise required during the course of litigation and subject to protective order, provided however, that any production under a protective order would be protected under an “Outside Attorneys Eyes Only” or higher confidentiality designation;

(F) with obligations of confidentiality at least as stringent in the aggregate as those contained herein, to a counterparty who needs to know the terms of this Agreement in connection with a merger, acquisition, sale of patents, financing or similar transaction; or

(G) to the extent necessary to enforce the terms of this Agreement.

(ii) Notwithstanding the foregoing, prior to any such disclosure pursuant to Sections 6(b)(i)(B), 6(b)(i)(C), and/or 6(b)(i)(E) hereof, the Party seeking disclosure will promptly notify the other Party and take all reasonable actions in an effort to minimize the nature and extent of such disclosure.

(iii) In addition, the terms of this Agreement may be disclosed as otherwise required pursuant to applicable law, regulation, stock market or stock exchange rule or rule of a self-regulatory organization (e.g., rules or regulations of the United States Securities and Exchange Commission, the Nasdaq or the NYSE) or legal process (including, without limitation, by interrogatory, subpoena, request for documents, civil investigative demand, formal request from a regulatory examiner or other similar process); provided that a Party proposing to make such a disclosure as required by law, rule, regulation or legal process will, to the extent legally permissible, (A) inform the other Party a reasonable time prior to such required disclosure, (B) provide the other Party with a copy of the text of such proposed disclosure sufficiently in advance of the proposed disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed disclosure (including, if applicable, the redacted version of this Agreement) and (C) reasonably consider, consistent with applicable law, rule and regulation (including interpretations thereof), the requests of the other Party regarding seeking confidential treatment or a protective order for such disclosure. In the event that confidential treatment or another remedy is not obtained, the Party proposing to make such disclosure may disclose only such information which such Party is advised by counsel is legally required to be disclosed and to only those persons to whom such Party is advised by counsel are legally required to receive such information.

(iv) The failure of any Party to enforce at any time any of the provisions governing the confidentiality of the terms of this Agreement or to require at any time performance by any of the Parties of any such provisions will in no way be construed as a waiver of such provision or relinquishment of the right thereafter to enforce such provision.

(c) Non-Disparagement. Unless required to do so by legal process, the Parties shall not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, by word or gesture, to any Person whatsoever, about the other Party or the other Party’s Representatives or Affiliates and their Representatives, or any of their respective directors, officers, or employees. For purposes of this Paragraph, a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character or morals, or product quality of the Person to whom the communication relates.

(d) Notices.

(i) All notices, consents, or demands of any kind which either Party to this Agreement may be required or may desire to serve on the other Party in connection with this Agreement will be in writing and will be delivered by: (i) personal delivery or(ii) first class mail and (iii) email, addressed to the Party at the address and marked for the attention of the person specified below.

(ii) If to CCI:

Steve Starner

216 E. Coeur d’Alene Ave

Coeur d’Alene, Idaho 83814

(iii) If to MarkForged:

Shai Terem

60 Tower Rd.

Waltham, MA 02451

(iv) Notices will be deemed given when delivered to the other Party if delivered pursuant to (i) or (ii), or on the business day following the date of transmission if delivered by email. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request will thereafter be given to such Party as above provided at such changed address.

(e) Governing Law. This Agreement will be construed, and the relationship between the Parties determined, in accordance with the laws of the State of Delaware, U.S.A, notwithstanding any choice-of-law principle that might dictate a different governing law. The Parties agree (i) that all disputes and litigation arising under or by reason of this Agreement is subject to the exclusive jurisdiction and venue of the courts located within the State of Delaware (the “Court”); and (ii) to submit any disputes, matters of interpretation, controversies, or enforcement actions arising under or by reason of this Agreement exclusively to the Court. Notwithstanding the foregoing, the Agreement will not preclude either Party from bringing a legal or administrative Lawsuit in any patent office including, but not limited, to the United States Patent and Trademark Office (or equivalent counterpart in any other country, as applicable).

(f) No Agency. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. There is no fiduciary duty or special relationship of any kind between the Parties to this Agreement. Each Party expressly disclaims any reliance on any act, word, or deed of the other Party in entering into this Agreement.

(g) Sophisticated Parties Represented by Counsel. The Parties each acknowledge, accept, warrant and represent that (i) they are sophisticated Parties represented at all relevant times during the negotiation and execution of this Agreement by counsel of their choice, and that they have executed this Agreement with the consent and on the advice of such independent legal counsel; and (ii) they and their counsel have determined through independent investigation and robust, arm’s-length negotiation that the terms of this Agreement will exclusively embody and govern the subject matter of this Agreement.

(h) Bankruptcy. The Parties agree that Patents that are the subject of this Agreement are “intellectual property” as defined in 11 U.S.C. §101(35A) and that this Agreement is governed by 11 U.S.C. §365(n) or a comparable legislation in any other jurisdiction or country. The Parties further agree that, in the event of rejection of this Agreement by the Party granting the covenant not to sue (as applicable), its successor or trustee under 11 U.S.C. §365(a) or a comparable legislation of any other jurisdiction or country, the Party receiving the covenant not to sue (as applicable) may terminate this Agreement for cause under 11 U.S.C. §365(n)(l)(A) or any applicable article of such comparable bankruptcy legislation, or retain its rights under 11 U.S.C. §365(n)(l)(B) or any applicable article of such comparable bankruptcy legislation. The Parties agree that, notwithstanding anything else in this Agreement, the Party receiving the covenant not to sue (as applicable) and its Affiliates will retain and may fully exercise all of its rights and elections under the Bankruptcy Code (including, without limitation, the right of the Party receiving the covenant not to sue and its Affiliates to the continued enjoyment of the covenants and rights granted under this Agreement).

(i) Severability. If any provision of this Agreement is held to be illegal or unenforceable, such provision will be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable. The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

(j) Entire Agreement. The Parties acknowledge, accept, warrant, and represent that (i) this is an enforceable agreement; (ii) this Agreement embodies the entire and only understanding of each of them with respect to the subject matter of the Agreement, and merges, supersedes and cancels all previous representations, warranties, assurances, communications, conditions, definitions, understandings or any other statement, express, implied, or arising by operation of law, whether oral or written, whether by omission or commission between and among them with respect to the subject matter of the Agreement; (iii) no oral explanation or oral information by either Party hereto will alter the meaning or interpretation of this Agreement; (iv) the terms and conditions of this Agreement may be altered, modified, changed or amended only by a written agreement executed by duly authorized representatives of CCI and Markforged; (v) the language of this Agreement has been approved by counsel for each of them, and will be construed as a whole according to its fair meaning; and (vi) neither of them (nor their respective counsel) will be deemed to be the draftsman of this Agreement in any action which may hereafter arise with respect to the Agreement.

(k) Modification: Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged. and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

(l) Construction: Language. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including’’ and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The headings in this Agreement will not be referred to in connection with the construction or interpretation of this Agreement. This Agreement is in the English language only, which language will be controlling in all respects, and all notices under this Agreement will be in the English language.

(m) No Admissions. The Parties acknowledge that the Payment and the exchange of covenants and releases contemplated herein are to be made solely for the purpose of resolving the disputes between them and are not to be construed as an admission of liability or a reasonable royalty for any patented invention.

(n) Counterparts. This Agreement may be executed and delivered (including by means of electronic transmission, such as by electronic mail in “.pdf’ form) in two or more counterparts, and by the Parties in separate counterparts, each of which when executed will be deemed to be an original. but all of which taken together will constitute one and the same agreement.

(o) Press Release: The Subject to Section 6(c), each Party may publish their own independent press release; provided that each Party will endeavor to provide an advance copy of such press release to the other Party to afford that Party an opportunity to furnish comments for consideration.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed below by their respective duly authorized officers.

MARKFORGED, INC.

By:	/s/ Shai Terem
Name: Shai Terem
Title: President & Chief Executive Officer

CONTINUOUS COMPOSITES INC.

By:	/s/ Steve Starner
Name: Steve Starner
Title: Chief Executive Officer

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit A – Dismissal Motion

[***]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit B – Security Agreement

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of September 20, 2024 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by Markforged, Inc., a corporation organized and existing under the laws of Delaware having its principal place of business at 60 Tower Road, Waltham, MA 02451 (“Markforged” or the “Grantor”) in favor of Continuous Composites Inc., a corporation organized and existing under the laws of Delaware having its principal place of business at 216 E. Coeur d’Alene Ave., Coeur d’Alene, ID 83814 (“CCI” or “Secured Party”).

WHEREAS the Grantor and the Secured Party are parties to that certain Settlement and Patent Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Settlement Agreement”) dated as of the date hereof pursuant to which the Grantor is required to grant a security interest to the Secured Party in the Collateral (as defined below) and is required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantor hereby agrees with the Secured Party as follows:

SECTION 1. DEFINED TERMS

Unless otherwise defined herein terms used herein (including in the preamble of this Agreement) shall have the meanings given to them in the Settlement Agreement; unless otherwise defined herein or in the Settlement Agreement, terms used herein (including in the preamble of this agreement) shall have the meanings given to them under the Uniform Commercial Code as in effect in the State of New York, as applicable.

SECTION 2. GRANT OF SECURITY INTEREST

The Grantor, as security for the payment in full of the Payment by Markforged and all obligations of Markforged in respect of the Payment undersection 4(c) the Settlement Agreement (the “Obligations”), hereby grants to the Secured Party a security interest in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(i) all letters patent of the United States or the equivalent thereof elsewhere in the world in or to which the Grantor now or hereafter owns any right, title or interest therein, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof elsewhere in the world, including registrations, recordings and pending applications in the United States Patent and Trademark Office (“USPTO”) or any successor or any similar offices throughout the world, including any of the foregoing listed in Schedule A hereto and all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein (the Collateral contemplated by this clause (i), the “Patent Collateral”);

(ii) all accounts of Grantor (the Collateral contemplated by this clause (ii), “Accounts”); and

(iii) all proceeds and products of any and all of the foregoing.

SECTION 3. COVENANTS REGARDING PATENT COLLATERAL

(i) The Grantor agrees that it will not, and will not permit any of its licensees or sublicensees to, do any act, or omit to do any act, whereby any Patent that is material to the conduct of the Grantor’s business may become invalidated or dedicated to the public.

(ii) If the Grantor shall, either itself or through any agent, employee, licensee or designee, file an application for any Patent with the USPTO or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, it shall notify the Secured Party in writing of the same within ninety (90) days, and, solely with respect to such any application made with the USPTO, upon written request of the Secured Party, executes and delivers any and all notice of security interest in customary form to evidence the security interest in such Patent and the Grantor hereby authorizes the Secured Party to file such writings with the USPTO for the foregoing purposes.

SECTION 4. EVENTS OF DEFAULT

(i) The occurrence of any of the following events shall constitute an “Event of Default”:

(a) The Grantor commences any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankruptcy or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or the Grantor makes a general assignment for the benefit of its creditors;

(b) any involuntary petition is filed against the Grantor under any bankruptcy law, rule, regulation, statute or ordinance that is not dismissed within thirty (30) days; or

(c) the Grantor admits in writing its inability to pay its debts as they become due.

(d) one or more judgements or decrees shall be entered against the Grantor in respect of any failure to timely pay any Obligations and shall not have been vacated, satisfied, paid, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof.

(ii) Upon the occurrence of any Event of Default, the unpaid Payment and other amounts due under the Settlement Agreement shall be immediately due and payable and the Secured Party shall be entitled to exercise all of its rights and remedies, at law or in equity, including, without limitation, any rights or remedies under the Uniform Commercial Code.

(iii) No Event of Default shall be waived by the Secured Party except in writing. No failure or delay on the part of the Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such rights, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.

SECTION 5. REMEDIES UPON DEFAULT

(i) Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Secured Party shall have the right to take any of or all the following actions at the same or different times: (a) to license or sublicense, whether general, special or otherwise, on nonexclusive basis, any Patent Collateral throughout the world on such terms and conditions and in such manner as the Secured Party shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers have not be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to (1) directly notify the obligors in respect of any Accounts in its own name or in the name of the Grantor to make payments with respect to Accounts to the Secured Party or its designee, and/or (2) enforce collection of any such Accounts and adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as the Grantor (provided that, in the case of this clause (b), all proceeds of such payment, enforcement, collection, adjustment, settlement and/or compromise shall be applied towards payment of the Obligations), and (c) to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law.

(ii) Without limiting the generality of the foregoing, the Grantor agrees (a) at the Secured Party’s request, to assemble any tangible Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at the Grantor’s premises or elsewhere, and (b) that the Secured Party shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Secured Party shall deem appropriate. The Secured Party shall be authorized upon consummation of any such sale the Secured Party shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which the Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(iii) The Secured Party shall give the Grantor ten days’ written notice (which the Grantor agrees is reasonable notice within the meaning of Section 9-611 and Section 9-612 of the Uniform Commercial Code) of the Secured Party’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Secured Party may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Secured Party may (in its sole and absolute discretion) determine. The Secured Party shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Secured Party until the sale price is paid by the purchaser or purchasers thereof, but the Secured Party shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. The Secured Party shall have the right to credit bid and purchase for the benefit of the Secured Party all or any portion of Patent Collateral at any sale thereof conducted by the Secured Party under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or at any other sale or foreclosure conducted by the Secured Party (whether by judicial action or otherwise) in accordance with applicable law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Secured Party to make such credit bid or purchase and, in connection therewith, the Secured Party is authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Obligations to any such acquisition vehicle in exchange for equity interests and/or debt issued by the applicable acquisition vehicle.

SECTION 6. RECORDATION

The Grantor hereby authorizes and requests that the USPTO record this Agreement. The Grantor agrees to cooperate as reasonably requested by the Secured Party, with respect to the execution of any documents, or other actions, reasonably required in order to effectuate the intent of this Agreement. The Grantor hereby authorizes the Secured Party to file any UCC-1 financing statements and/or appropriate UCC-3 amendments and renewals in order to perfect and maintain the security interests granted hereunder in accordance with the UCC. Notwithstanding anything to the contrary herein, the Grantor shall not be required to take any action with respect to the creation or perfection of a security interest with respect to any Collateral under the laws or with respect to the jurisdiction of any jurisdiction other than the United States of America or any state thereof.

SECTION 7. TERMINATION

This Agreement shall terminate and the lien on and security interest in the Collateral shall be released upon the payment in full in cash of the Payment and any other Obligations under the Settlement Agreement. Upon the termination of this Agreement, the Secured Party shall, at the sole expense of the Grantor, execute all documents, make all filings and take all other actions reasonably requested by the Grantor to evidence and record the release of the lien on and security interests in the Collateral granted herein.

SECTION 8. GOVERNING LAW

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

SECTION 9. COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any document or instrument delivered in connection herewith by e-mail or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. Each of the parties hereto agrees and acknowledges that (i) the transaction consisting of this Agreement may be conducted by electronic means, (ii) it is such party’s intent that, if such party signs this Agreement using an electronic signature, it is signing, adopting and accepting this Agreement and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper and (iii) it is being provided with an electronic or paper copy of this Agreement in a usable format.

SECTION 10. SUBORDINATION

It is understood and agreed that the Obligations, and any liens and security interests securing such Obligations, shall be subordinate to (i) any senior secured indebtedness of Grantor incurred on an arm’s length basis from non-affiliates (any such debt “Senior Debt”), an d(ii) any liens and security interests securing any Senior Debt. In furtherance of the foregoing, Secured Party hereby covenants and agrees that it will will execute, deliver and perform any subordination agreement, and such other documents reasonably related thereto, in each case as the holder of any Senior Debt may reasonably request in writing in order to, among other things, establish and/or maintain the subordinated position of Secured Party.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MARKFORGED, INC., as the Grantor

By:
Name: Shai Terem
Title: President & Chief Executive Officer

Acknowledged and Agreed:

CONTINUOUS COMPOSITES INC., as the Secured Party

By:
Name: Steve Starner
Title: Chief Executive Officer

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE SCHEDULE BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SCHEDULE A

to

SECURITY AGREEMENT

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